EXHIBIT 3

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

TELEPHONE AND DATA SYSTEMS, INC.

        TELEPHONE AND DATA SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the board of directors by majority vote, at a meeting duly called at which a quorum was present, adopted a resolution declaring advisable and approving an amendment to the Restated Certificate of Incorporation, which is attached hereto as ANNEX I.

        SECOND: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the amendment attached hereto as ANNEX I was duly approved by the shareholders of the Corporation at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Telephone and Data Systems, Inc. has caused this certificate to be signed by its President this 11th day of April, 2005.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.

LeRoy T. Carlson, Jr. President and Chief Executive Officer

ANNEX I

AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

TELEPHONE AND DATA SYSTEMS, INC.

        Paragraph A.1 of Article IV of the Restated Certificate of Incorporation, as amended, of Telephone and Data Systems, Inc. is hereby amended in its entirety to read as follows:

        1.            Subject to paragraph 3 of this Section A and Section B.1, the aggregate number of shares of capital stock which the Corporation is authorized to issue is 620,000,000 shares, and the designation of each class or series, the number of shares of each class or series and the par value of the shares of each class or series, are as follows:

Class	Series	No. of Shares	Par Value
Common Shares
Series A Common Shares
Special Common Shares
United States Cellular Group
Common Shares
TDS Telecommunications Group
Common Shares
Aerial Communications Group
Common Shares
Undesignated Shares
Preferred Shares	None None None None None None See Section B.1 See below	100,000,000 25,000,000 165,000,000 140,000,000 90,000,000 95,000,000 4,720,599 279,401	$.01 per share $.01 per share $.01 per share $.01 per share $.01 par value $.01 par value $.01 par value $.01 par value

The following series of Preferred Shares Originally Issued by TDS Iowa (as defined in Section B.19 of this Article IV) before October 31, 1981 are referred to as the “Pre-81 Preferred Shares.”

Series	No. of Shares
A B D G	1,395 1,955 646 1,368

H N	1,188 2,347

The following series of Preferred Shares Originally Issued by TDS Iowa after October 31, 1981 are referred to as the “Post-81 Preferred Shares.”

Series	No. of Shares
O S U BB DD EE GG II JJ KK LL QQ SS TT	629 1,209 1,100 18,500 42,540 8,291 26,919 3,746 1,310 1,403 1,487 8,368 125,000 30,000